As filed with the Securities and Exchange Commission on November 19, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

D.R. HORTON, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2386963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

301 Commerce St., Suite 500

Fort Worth, Texas 76102

(817) 390-8200

(Address, Including Zip Code, and Telephone

Number, Including Area Code, of Registrant’s

Principal Executive Offices)

D.R. HORTON, INC. 2006 STOCK INCENTIVE PLAN, AS AMENDED & RESTATED

(Full Title of the Plan)

Thomas B. Montano

Vice President, Corporate & Securities Counsel

301 Commerce St., Suite 500

Fort Worth, Texas 76102

(817) 390-8200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	25,000,000	$31.04 per share	$776,000,000	$78,143.20

(1)	Pursuant to Rule 416(a), this amount also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 16, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by D.R. Horton, Inc. are incorporated by reference, as of their respective dates, in this registration statement:

(1)	D.R. Horton, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the Commission on November 18, 2015; and

(2)	the description of D.R. Horton, Inc.’s Common Stock contained in its registration statement on Form 8-A/A filed with the Commission on September 21, 2012.

In addition, all documents subsequently filed by D.R. Horton, Inc. pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.

Thomas B. Montano, who has delivered to D.R. Horton, Inc. a legal opinion regarding the validity of the shares of Common Stock registered pursuant to this registration statement, is a Vice President, Corporate & Securities Counsel of D.R. Horton, Inc., is compensated by D.R. Horton, Inc. as an employee, and holds 109,000 options to purchase shares of D.R. Horton, Inc. common stock and holds 14,100 restricted stock units.

Item 6. Indemnification of Directors and Officers.

D.R. Horton, Inc.’s certificate of incorporation provides that D.R. Horton, Inc. shall, to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect, indemnify each person who is or was or had agreed to become a director or officer of D.R. Horton, Inc., or each such person who is or was serving or who had agreed to serve at the written request of the board of directors or an officer of D.R. Horton, Inc. as an employee or agent of D.R Horton, Inc. or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by D.R. Horton, Inc., including the heirs, executors, administrators or estate of such person, and eliminates the personal liability of its directors to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect. D.R. Horton, Inc. has entered into an indemnification agreement with each of its directors and executive officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

D.R. Horton, Inc. also has obtained directors’ and officers’ liability insurance that provides insurance coverage for certain liabilities which may be incurred by directors and officers of D.R. Horton, Inc.

Item 8. Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, D.R. Horton, Inc., certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 19th day of November, 2015.

D.R. HORTON, INC.

By:	/s/ Thomas B. Montano
Thomas B. Montano
Vice President, Corporate & Securities Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Donald R. Horton, individually, and David V. Auld and Bill W. Wheat together as a group, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

REGISTRANT OFFICERS AND DIRECTORS

Signature	Title	Date

/s/ Donald R. Horton	Chairman of the Board	November 19, 2015
Donald R. Horton

/s/ David V. Auld	President and Chief Executive Officer (Principal Executive Officer)	November 19, 2015
David V. Auld

/s/ Bill W. Wheat	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	November 19, 2015
Bill W. Wheat

/s/ Barbara K. Allen	Director	November 19, 2015
Barbara K. Allen

/s/ Brad S. Anderson	Director	November 19, 2015
Bradley S. Anderson

/s/ Michael R. Buchanan	Director	November 19, 2015
Michael R. Buchanan

/s/ Michael W. Hewatt	Director	November 19, 2015
Michael W. Hewatt

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, of D.R. Horton, Inc., dated January 31, 2006, and the Amended and Restated Certificate of Incorporation, as amended, of D.R. Horton, Inc., dated March 18, 1992 (incorporated by reference from Exhibit 3.1 to D.R. Horton, Inc.’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed with the SEC on February 2, 2006 (File No. 001-14122)).

4.2*	Amended and Restated Bylaws of D.R. Horton, Inc. (incorporated by reference from Exhibit 3.1 to D.R. Horton, Inc.’s Current Report on Form 8-K, dated July 30, 2009, filed with the SEC on August 5, 2009 (File No. 001-14122)).

4.3*	Specimen of Common Stock Certificate (incorporated by reference from Exhibit 4.12 to D.R. Horton, Inc.’s Registration Statement on Form S-3, filed with the SEC on September 24, 2012 (File No. 333-184065)).

5.1	Opinion of Thomas B. Montano, Vice President, Corporate & Securities Counsel of D.R. Horton, Inc.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2**	Consent of Thomas B. Montano, Vice President, Corporate & Securities Counsel of D.R. Horton, Inc.

24.1	Power of Attorney (included in signature pages hereto).

99.1*	D.R. Horton, Inc. 2006 Stock Incentive Plan, as Amended and Restated, Effective as of December 11, 2014 (incorporated by reference from Exhibit 10.1 to D.R. Horton, Inc.’s Current Report on Form 8-K, dated January 22, 2015, filed with the SEC on January 26, 2015 (File No. 001-14122)).

*	Incorporated herein by reference.
**	Exhibit 23.2 is contained in Exhibit 5.1.